UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported) June 21, 2004

M.C.F.T.Y. National
(Exact name of small business issuer in its charter)
Nevada	333-87200	58-2554298
( State or other jurisdiction of incorporation )	(Commission file number)	(I.R.S. Employer Identification No.)

4894 Lone Mountain Road, Las Vegas, Nevada	89130
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (702) 395-2617

The International White Tea Company
4894 Lone Mountain Road, Las Vegas, Nevada 89130
(Former name, former address and former fiscal year, if changed since last report)

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References in this document to "us," "we," "the Corporation," or "the Company" refer to M.C.F.T.Y. National.

Item 1. Changes in Control of Registrant.

(a) Changes in Control.

The Company knows of no changes in control of the registrant.

(b) Item 403(c) of Regulation S-K.

The Company knows of no arrangements, including any pledge by any person of securities of the registrant or any of its parents, the operation of which may at a subsequent date result in a change in control of the registrant.

Item 2. Acquisition or Disposition of Assets.

The Company has not acquired or disposed of any significant amount of assets, other than in the course of ordinary business.

Item 3. Bankruptcy or Receivership.

There is no bankruptcy proceeding or receivership proceeding involving the Company.

Item 4. Changes in Registrant's Certifying Account.

There are no changes in the independent accountants providing the audited and/or reviewed financials for the Company.

Item 5. Other Events and Regulation FD Disclosure.

Due to the fact that the corporate name, The International White Tea Company, presented the Company in a potentially misleading light, the Company felt it necessary to change the company name back to its original corporate name, M.C.F.T.Y. National. On June 21, 2004, the Company held a special meeting of the Shareholders to approve the name change.

In accordance with Nevada Revised Statute 78.320, Consent for Actions Taken Without Meeting, and upon motion duly made and seconded, the name "M.C.F.T.Y. National" was approved by over ninety-five percent (95%) of the shares issued and outstanding. A Certificate of Amendment was duly filed with the State of Nevada.

Item 6. Resignations of Registrant's Directors.

There were no resignations by Directors as a result of disagreements with the Company.

Item 7. Financial Statements and Exhibits.

No financial statements are being filed as a part of this report.

Item 8. Change in Fiscal Year.

There have been no changes in the fiscal year reporting by the Company.

Item 9. Regulation FD Disclosure.

There is no information to be reported by the Company for FD Disclosure.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Company has made no changes that would affect the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.

N/A.

Item 12. Results of Operations and Financial Condition.

No public announcements or releases have been made by the Company disclosing material non-public information regarding the results of operations or the financial condition of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.C.F.T.Y. National
Dated:
6/21/04	/s/ DIANE J. HARRISON
Diane J. Harrison, Secretary, Treasurer, Chief Financial Officer